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                                                                    EXHIBIT 99.1


AUGUST 20, 2003             COMPANY PRESS RELEASE      FLOWERS FOODS (NYSE: FLO)

             FLOWERS FOODS ELECTS DEESE CEO EFFECTIVE JANUARY 2004; CEO MCMULLIAN TO RETIRE, RETAINING POSITION OF CHAIRMAN

THOMASVILLE, GA--Flowers Foods announced today that consistent with the company's management succession plan established by the board of directors three years ago, George E. Deese, currently president and chief operating officer, has been elected president and chief executive officer effective January 4, 2004, the beginning of the company's next fiscal year. Amos R. McMullian, 66, will retire as chief executive officer at the close of fiscal year 2003. McMullian will serve as non-executive chairman of the board and will continue to be involved in the strategic direction of the company.

The board of directors made the announcement following its meeting earlier today. "This is a continuation of our management succession plan," McMullian said. "In 2000, the board asked that I continue as CEO for three more years to complete the sale of Keebler*, to solve the problems at Mrs. Smith's Bakeries**, and to ensure an orderly transition to the next generation of leadership for our company. I am pleased to report that we have accomplished those objectives."

The board said that Flowers Foods will be in excellent hands under Deese's leadership, as proven during Deese's 20 years at the helm of the company's core business--Flowers Foods Bakeries Group. "George has been part of the management team that developed Flowers' operating strategies over several decades. George understands our philosophy, believes in it, has seen it succeed, and will carry it forward. Since his appointment as president and chief operating officer of Flowers Foods just over a year ago, George and his team have streamlined our operational structure and improved profitability," McMullian noted. "He also was an integral part of finding a solution for our Mrs. Smith's frozen dessert business. George has a keen intellect, unquestionable character, and exceptional leadership ability."

Deese said that Flowers Foods is well equipped to perform for its shareholders, customers, and employees in the years ahead. "We have invested in our bakeries, our distribution networks, our products, our brands, and our employees to create the competitive strengths our company has today," he said. "Going forward, we will capitalize on our competitive strengths and will continue to improve the operating strategies that created those strengths."

Deese commented that in its 84 years as a company, Flowers has had only four CEOs, with McMullian serving in the role for the last 20 years. "That continuity of leadership has allowed Flowers Foods to develop strategies

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that set our company apart from our industry," Deese said. "We constantly work to better understand our business, to respond to consumers' needs, and to provide our customers not only the products and service, but the information they require. Those initiatives have helped us in the past to grow the company both from within and through acquisitions and I expect that to be the case in the future.

"Going forward, the company should continue generating strong cash flow. Over the long term, we expect to use about half of the cash to pay for dividends and capital expenditures with the remainder allocated to acquisitions and stock repurchases. I look forward to working with the great team we have in place to make the most of the opportunities ahead," Deese said.

Deese, age 57, has been an outstanding leader at Flowers and in the baked foods industry. He joined Flowers' sales department in 1964 and, in the ensuing years, he held increasingly senior-level positions. From 1983 until 2002, Deese was president and chief operating officer of Flowers Bakeries, the company's core business. Deese currently is chairman of the American Bakers Association (ABA) and has served for the past five years on the ABA board and executive committee. Deese also serves on the Industry Affairs Council for the Grocery Manufacturers of America. Deese has served as vice chairman of the board for Quality Bakers of America for the past five years as well as 15 years on that board

Headquartered in Thomasville, Ga., Flowers Foods is one of the nation's leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 33 bakeries that produce a wide range of bakery products that are marketed through the Sun Belt states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company's top brands are Nature's Own, Cobblestone Mill, BlueBird, Mrs. Freshley's, and European Bakers. For more information on the company, visit www.flowersfoods.com.

*On March 26, 2001, Flowers completed the sale of Keebler to Kellogg and returned $1.2 billion in cash to Flowers Industries shareholders as well as continued ownership in Flowers Foods.

**On April 24, 2003, Flowers completed the sale of its Mrs. Smith's frozen dessert business to the Schwan Food Company for approximately $240 million.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer's business, (e) fluctuations in commodity pricing and (f) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company's filings with the Securities and Exchange Commission.

Contact: Mary A. Krier, Director of Corporate Communications, Flowers Foods,
(229) 227-2333

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